Exhibit 99.1

News Release

www.nortelnetworks.com

January 29, 2004

For more information:

Investors:	Media:
888-901-7286	Tina Warren
905-863-6049	905-863-4702
investor@nortelnetworks.com	tinawarr@nortelnetworks.com

Nortel Networks Reports Results for the Fourth Quarter and Year 2003

•	Q4 2003 revenues of US$2.83 billion, up 12 percent compared to the fourth quarter of 2002, and up sequentially 25 percent

•	Q4 2003 net earnings of US$499 million, US$0.11 per common share on a diluted basis

•	Strong cash balance of US$4.0 billion, up sequentially US$428 million

TORONTO — Nortel Networks* Corporation [NYSE/TSX: NT] today reported unaudited results for the fourth quarter and the year 2003 prepared in accordance with United States generally accepted accounting principles.

Fourth Quarter 2003 Results

Revenues were US$2.83 billion for the fourth quarter of 2003 compared to US$2.53 billion for the fourth quarter of 2002 and US$2.27 billion for the third quarter of 2003. Nortel Networks reported net earnings in the fourth quarter of 2003 of US$499 million, or US$0.11 per common share on a diluted basis, compared to a net loss of US$168 million, or US$0.04 per common share, in the fourth quarter of 2002 and net earnings of US$185 million, or US$0.04 per common share on a diluted basis, in the third quarter of 2003.

Net earnings in the fourth quarter of 2003 included US$109 million of net earnings from discontinued operations — net of tax; charges of US$14 million for deferred stock option compensation associated with acquisitions; and US$9 million of special charges related to restructuring activities. The Company’s results also reflected a net tax benefit of US$37 million which included a net benefit of US$41 million associated with tax audits and settlements.

Commenting on Nortel Networks financial performance, Frank Dunn, president and chief executive officer, Nortel Networks, said, “With the challenges that we faced in 2003, the Company had a tremendous year, truly marking a turning point for Nortel Networks. I am extremely proud of the dedication, passion and commitment of the entire employee team that delivered the performance not only in the fourth quarter, but throughout the year.”

Some highlights of Nortel Networks recent market successes include:

Wireless Data

•	Strategic Universal Mobile Telecommunications System (“UMTS”) contract win with Partner Communications (a Hutchison property) to build what is expected to be Israel’s first third generation UMTS wireless network;

•	Trial of a breakthrough WLAN (Wireless Local Area Network) architecture with MIT (Massachusetts Institute of Technology) and plans for a jointly proposed trial with BT (British Telecom) and one of its leading customers, to drive significantly reduced service provider costs for transport of high-speed wireless data from Wi-Fi (Wireless Fidelity) networks to wired broadband networks;

•	Global System for Mobile communications (“GSM”) momentum in Asia, with a contract win to expand the capacity of Pak Telecom Mobile Limited’s Ufone 900 digital wireless network, as well as a deployment with China Mobile to expand and upgrade its GSM network;

Voice over Packet

•	Selection by Verizon to be its supplier to build the largest U.S. converged, packet-switched wireline network using Voice over Internet Protocol (“Voice over IP”) technology. The network is expected to offer one of the industry’s most comprehensive suites of Voice over IP and multimedia services, providing consumers and businesses with communications capabilities that dramatically increase functionality, mobility and productivity;

•	Further momentum in converged packet networks using Voice over IP technology for Class 5 applications, with contract wins with Dacom (Korea) and Chunghwa Telecom (Taiwan) for multimedia services, and with CODETEL (Dominican Republic) and Cable & Wireless (Cayman Islands) for Voice over IP access technology, including Internet Protocol (“IP”) enabled Succession* Media Gateway 9000 deployments;

•	Momentum in the deployment of enterprise IP Telephony solutions, with Inbal Insurance (Jerusalem) and the Sheraton New York Hotel & Towers marking Nortel Networks 50 millionth enterprise telephony line deployment;

•	Extended ties with BellSouth with a contract to supply IP Telephony solutions to small and medium-sized businesses and branch offices with voice and data convergence packages;

Multimedia Services and Applications

•	As part of Nortel Networks Secure Mobility initiative, announcement of an industry leading Virtual Private Network (“VPN”) gateway to support IPSec (Internet Protocol Security) and SSL (Secure Socket Layer) remote access, and a VPN secure mobility solution deployment by Unidad Editorial, Spain’s second largest newspaper by circulation;

•	Deployments of Nortel Networks Enterprise Network and Service Management (ENSM) suite to enable real-time network services like IP Telephony and video by Southern Company (one of the largest electric utilities in the U.S.) to manage its network for power grid control and provide IP Telephony and advanced customer service applications, and by Manchester City Council (one of the largest metropolitan districts in the U.K.) to simplify and centralize network management;

•	Multimedia Communication Server (MCS) 5100, a Session Initiation Protocol (SIP)-based IP PBX, won the Network World Blue Ribbon award for its high grade collaboration features, including videoconferencing, instant messaging, white boarding and web co-browsing, as well as network management and security;

Broadband Networking

•	Announcement of a two year frame agreement under which Bell Canada plans to invest CDN$170 million in Nortel Networks optical technology, such as the Optical Multiservice Edge platform and the OPTera* HDX optical switch, to enhance Bell Canada’s ability to deliver hosted IP Telephony and multimedia services; and an announcement of a joint Optical Innovation Center that will accelerate the deployment of new IP-oriented optical solutions;

•	Strong momentum with metro optical C/DWDM (Coarse or Dense Wavelength Division Multiplexing) solutions, with deployments of the OPTera* 5000 line of products by cable operators such as Mediacom and Lightpath, and enterprises, such as CGI Group and ENMAX Envision and contract wins with voice carriers such as T-Com (fixed network division of Deutsche Telekom);

•	Success in the utility sector, with deployments of the OPTera* 3000 line of metro optical next-generation SONET (Synchronous Optical Network) solutions by the Vermont Electric Power Company and L.A. Department of Water and Power;

•	Continued traction with Optical Ethernet solutions, with deployments of the OPTera* 1000 series of products by Golden Telecom (Russia) and cable telecom operator Retecal (Spain); and

•	Launch of a three year strategic relationship with Avici Systems to integrate, sell and support Avici’s carrier-class core routers, allowing Nortel Networks to offer end-to-end networking solutions for carriers, to help with seamless transition to Voice over IP and converged wireline/wireless networks.

Outlook

Commenting on the Company’s outlook, Dunn said, “As we enter 2004, we remain committed to our business strategy of technology and solutions leadership in helping our customers transform their networks and implement new applications and services to drive improved productivity, reduced costs and revenue growth. While we expect that the percentage growth in the overall capital spending by our customers will be in the low single digits in 2004 compared to 2003, we expect to grow faster than the market by leveraging our particular strengths in Voice over IP and wireless data solutions.”

For the first quarter of 2004, the Company expects a seasonal decline in revenues compared to the fourth quarter of 2003.

Breakdown of Fourth Quarter 2003 Revenues

Revenues by segment

Compared to the fourth quarter of 2002, Wireless Networks revenues increased 33 percent, Enterprise Networks revenues decreased 2 percent, Wireline Networks revenues increased 9 percent and Optical Networks revenues decreased 18 percent. Compared to the third quarter of 2003, Wireless Networks revenues increased 35 percent, Enterprise Networks revenues increased 10 percent, Wireline Networks revenues increased 26 percent and Optical Networks revenues increased 16 percent.

Revenues by geographic region

Compared to the fourth quarter of 2002, the United States increased 26 percent, Europe, Middle East and Africa region (“EMEA”) decreased 5 percent, Canada increased 48 percent and Other decreased 12 percent. Compared to the third quarter of 2003, the United States increased 38 percent, EMEA increased 11 percent, Canada increased 56 percent and Other decreased 2 percent.

Gross margin

Gross margin was 48 percent of sales in the fourth quarter of 2003, including a benefit of approximately 1 percentage point from non-recurring purchase discounts related to the finalization of the JDS Uniphase purchase arrangement. Nortel Networks continues to expect its gross margin percentage to trend in the mid 40’s range over the near term.

Expenses

Selling, general and administrative (“SG&A”) expenses were US$482 million in the fourth quarter of 2003, which included a benefit of US$37 million related to a net reduction in provisions as a result of collections in the quarter of certain trade and financed receivables. This compares to SG&A expenses of US$473 million for the fourth quarter of 2002 and US$486 million for the third quarter of 2003.

Research and development (“R&D”) expenses were US$523 million in the fourth quarter of 2003, compared to US$498 million for the fourth quarter of 2002 and US$485 million for the third quarter of 2003. The increased R&D expenses in the quarter reflected additional program spending in wireless data solutions.

Other income (expense) — net was US$97 million income for the fourth quarter of 2003, which primarily related to interest and investment income of US$42 million (including US$17 million of mark to market investment gains), net foreign exchange gains of US$18 million and a gain of US$17 million resulting from the finalization of the valuations related to changes in ownership of certain European operations.

Discontinued Operations

The Company reported net earnings from discontinued operations of US$109 million, which primarily reflected a gain in the amount of US$31 million from the disposition of shares in Arris Group Inc., a collection of US$26 million of previously deemed uncollectible receivables and a gain of US$18 million for the sale of our fixed wireless access business.

Pension Related Matters

The Company recorded a non-cash charge in the fourth quarter of 2003 to shareholders’ equity of US$374 million (US$318 million after-tax) related to the minimum required recognizable deficit associated with the Company’s pension plans.

The Company expects its pension plans to have a deficit of approximately US$1.9 billion at December 31, 2003. In 2003, strong pension asset returns and cash contributions were more than offset by the impact of declines in discount rates and foreign exchange rates.

Cash

Cash balance at the end of the fourth quarter of 2003 was US$4.0 billion which was up from US$3.6 billion at the end of the third quarter of 2003. This increase in cash from the end of the third quarter was primarily driven by cash from operations of US$264 million which included cash payments for restructuring of US$106 million. In addition, Nortel Networks received US$73 million of net proceeds from discontinued operations resulting from the sale of a minority investment and the collection of previously deemed uncollectible receivables.

Year 2003 Results

For the year 2003, revenues were US$9.81 billion compared to US$10.57 billion for the year 2002. Nortel Networks reported net earnings of US$732 million, or US$0.17 per common share on a diluted basis for the year 2003, compared to a net loss of US$3.27 billion, or US$0.85 per common share, for the year 2002. The year 2003 results included US$353 million of net earnings from discontinued operations — net of tax; US$189 million of special charges for restructuring; and an aggregate of US$162 million for the amortization of acquired technology and deferred stock option compensation associated with acquisitions.

Nortel Networks is an industry leader and innovator focused on transforming how the world communicates and exchanges information. The Company is supplying its service provider and enterprise customers with communications technology and infrastructure to enable value-added IP data, voice and multimedia services spanning Wireless Networks, Enterprise Networks, Wireline Networks, and Optical Networks. As a global Company, Nortel Networks does business in more than 150 countries. This press release and more information about Nortel Networks can be found on the Web at www.nortelnetworks.com.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; continued reductions in spending by our customers; fluctuations in operating results and general industry, economic and market conditions and growth rates; the communication by our auditors of the existence of material weaknesses in internal control; the ability to recruit and retain qualified employees; fluctuations in cash flow, the level of outstanding debt and our current debt ratings; the ability to meet the financial covenant in our credit facilities; the use of cash collateral to support our normal course business activities; the dependence on our subsidiaries for funding; the impact of our defined benefit plans and our deferred tax assets on our results of operations, cash flows and compliance with our financial covenant; the dependence on new product development and our ability to predict market demand for particular products; the ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of our customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement of our purchase contracts; risks associated with a consolidation of our common shares; the impact of supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the future success of our strategic alliances; and the adverse resolution of litigation, intellectual property disputes and similar matters. For additional information with respect to certain of these and other factors, see the most recent Form 10-Q and Form 10-K filed by Nortel Networks with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

*Nortel Networks, the Nortel Networks logo, the Globemark, Business Without Boundaries, Succession and OPTera are trademarks of Nortel Networks.

-end-

Nortel Networks will host a teleconference/audio webcast to discuss Q4 and Year 2003 Results.

TIME:   5:00 PM – 6:00 PM ET on Thursday January 29, 2004

To participate, please call the following at least 15 minutes prior to the start of the event.

Teleconference:		Webcast:
North America:	888-211-4395	www.nortelnetworks.com/q4earnings2003
International:	212-231-6007

Replay: (Available one hour after the conference until 11:59 pm ET, February 13, 2004)
North America:	800-383-0935	Passcode: 21177866#
International:	402-530-5545	Passcode: 21177866#
Webcast:	www.nortelnetworks.com/q4earnings2003

NORTEL NETWORKS CORPORATION
Consolidated Results (unaudited)
(millions of U.S. dollars, except per share amounts)

	U.S. GAAP

	Three months ended		Year ended
	December 31,		December 31,

	2003(1)	2002	2003(1)	2002

Revenues	$2,826	$2,525	$9,807	$10,569
Cost of revenues(2)	1,476	1,496	5,193	6,798

Gross profit	1,350	1,029	4,614	3,771
Selling, general and administrative expense(2)	482	473	1,895	2,636
Research and development expense(2)	523	498	1,993	2,208
Amortization of acquired technology	—	35	98	157
Deferred stock option compensation	14	22	64	87
Special charges	9	178	189	2,173
Gain on sale of businesses	—	(35)	(28)	(55)

Operating earnings (loss)	322	(142)	403	(3,435)
Other income (expense) — net	97	36	224	(9)
Interest expense
Long-term debt	(42)	(41)	(176)	(215)
Other	—	(8)	(10)	(41)

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net loss of associated companies	377	(155)	441	(3,700)
Income tax benefit (expense)	37	(8)	41	453

	414	(163)	482	(3,247)
Minority interests — net of tax	(25)	(12)	(61)	(21)
Equity in net earnings (loss) of associated companies — net of tax	1	8	(34)	(18)

Net earnings (loss) from continuing operations	390	(167)	387	(3,286)
Net earnings (loss) from discontinued operations — net of tax	109	(1)	353	20

Net earnings (loss) before cumulative effect of accounting change — net of tax	499	(168)	740	(3,266)
Cumulative effect of accounting change — net of tax	—	—	(8)	—

Net earnings (loss)	$499	$(168)	$732	$(3,266)

Basic earnings (loss) per common share(3)
— from continuing operations	$0.09	$(0.04)	$0.09	$(0.86)
— from discontinued operations	$0.03	$—	$0.08	$0.01

Basic earnings (loss) per common share(3)	$0.12	$(0.04)	$0.17	$(0.85)

Diluted earnings (loss) per common share(4)
— from continuing operations	$0.09	$(0.04)	$0.09	$(0.86)
— from discontinued operations	$0.02	$—	$0.08	$0.01

Diluted earnings (loss) per common share(4)	$0.11	$(0.04)	$0.17	$(0.85)

Weighted average number of common shares (millions)
— basic(3)	4,337	4,335	4,336	3,838
— diluted(4)	4,356	4,335	4,343	3,838

(1)	These unaudited consolidated results for the three months and year ended December 31, 2003 are preliminary and are subject to change. Nortel Networks disclaims any intention or obligation to update or revise these preliminary results prior to the filing of its reported results for the year ended December 31, 2003.

(2)	Effective January 1, 2003, Nortel Networks adopted prospectively the fair value accounting for stock options. The stock option expense for the three months and year ended December 31, 2003 was $7 and $26, respectively.

(3)	The basic weighted average number of common shares included the minimum number of common shares to be issued upon settlement of the prepaid forward purchase contracts issued on June 12, 2002. The minimum number of common shares to be issued on a weighted basis for the three months ended December 31, 2003 and 2002 were 214 and 485 (in millions), respectively. The minimum number of common shares to be issued on a weighted basis for the year ended December 31, 2003 and 2002 were 378 and 270 (in millions), respectively.

(4)	As a result of the reported net losses from continuing operations for the three months ended December 31, 2002, approximately 205 (in millions) of potentially dilutive securities were not included in the calculation of diluted loss per common share because to do so would have been anti-dilutive. Also, as a result of the reported net losses from continuing operations for the year ended December 31, 2002, approximately 195 (in millions) of potentially dilutive securities were not included in the calculation of diluted loss per common share because to do so would have been anti-dilutive. For the year ended December 31, 2003, approximately 180 (in millions) of potentially dilutive securities related to our $1,800 4.25 per cent convertible debt were not included in the calculation of diluted earnings per common share because to do so would have been anti-dilutive.

NORTEL NETWORKS CORPORATION
Consolidated Balance Sheets (unaudited)
(millions of U.S. dollars)

	U.S. GAAP

	December 31,	September 30,	December 31,
	2003(1)	2003	2002

ASSETS
Current assets
Cash and cash equivalents	$3,994	$3,566	$3,791
Restricted cash and cash equivalents	63	113	249
Accounts receivable (less provisions of $256 at December 31, 2003, $277 at September 30, 2003 and $517 at December 31, 2002)	2,367	2,065	2,163
Inventories — net	928	928	986
Income taxes recoverable	59	63	58
Deferred income taxes — net	384	415	790
Other current assets	355	419	681

Total current assets	8,150	7,569	8,718

Investments	186	183	248
Plant and equipment — net	1,472	1,470	1,467
Goodwill	2,253	2,233	2,201
Deferred income taxes — net	3,374	3,224	2,579
Other assets including intangible assets — net(2)	534	603	900

Total assets	$15,969	$15,282	$16,113

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$17	$23	$30
Trade and other accounts payable	901	768	872
Payroll and benefit-related liabilities	805	708	507
Contractual liabilities	737	768	1,215
Restructuring	214	273	548
Other accrued liabilities	2,342	2,311	2,974
Long-term debt due within one year	112	112	233

Total current liabilities	5,128	4,963	6,379
Long-term debt	3,755	3,751	3,742
Deferred income taxes — net	208	280	345
Other liabilities	2,484	2,296	2,330

Total liabilities	11,575	11,290	12,796

Minority interest in subsidiary companies	615	613	665

SHAREHOLDERS’ EQUITY
Common shares, without par value — Authorized shares: unlimited; Issued and outstanding shares: 4,173,153,369 at December 31, 2003, 4,003,594,788 at September 30, 2003 and 3,850,169,343 at December 31, 2002	33,996	33,802	33,583
Additional paid-in capital	3,338	3,554	3,754
Deferred stock option compensation	(21)	(38)	(91)
Accumulated deficit	(32,507)	(33,006)	(33,239)
Accumulated other comprehensive loss	(1,027)	(933)	(1,355)

Total shareholders’ equity	3,779	3,379	2,652

Total liabilities and shareholders’ equity	$15,969	$15,282	$16,113

(1)	The unaudited consolidated balance sheet as at December 31, 2003 is preliminary and is subject to change. Nortel Networks disclaims any intention or obligation to update or revise such balance sheet prior to the filing of its reported results for the year ended December 31, 2003.

(2)	Included in Other assets were provisions related to long-term accounts receivable of $288 at December 31, 2003, $294 at September 30, 2003 and $736 at December 31, 2002.

NORTEL NETWORKS CORPORATION
Consolidated Statements of Cash Flows (unaudited)
(millions of U.S. dollars)

		U.S. GAAP

	Three months ended		Year ended
	December 31,		December 31,

	2003(1)	2002	2003(1)	2002

Cash flows from (used in) operating activities
Net earnings (loss) from continuing operations	$390	$(167)	$387	$(3,286)
Adjustments to reconcile net earnings (loss) from continuing operations to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	142	181	575	709
Non-cash portion of special charges and related asset write downs	48	(55)	56	1,235
Equity in net (earnings) loss of associated companies	(1)	(8)	34	18
Current and deferred stock option compensation	21	22	90	87
Deferred income taxes	(25)	6	(33)	(465)
Other liabilities	61	2	180	(12)
(Gain) loss on repurchases of outstanding debt securities	—	(60)	(4)	(60)
(Gain) loss on sale or write down of investments and businesses	(20)	17	(87)	(11)
Other — net	(111)	(79)	(73)	451
Change in operating assets and liabilities:
Accounts receivable	(298)	(34)	(174)	893
Inventories	(7)	261	91	670
Income taxes	(2)	(27)	17	1,263
Restructuring	(106)	(275)	(561)	(1,145)
Accounts payable and accrued liabilities	265	166	(419)	(816)
Other operating assets and liabilities	(93)	(111)	(426)	(292)

Net cash from (used in) operating activities of continuing operations	264	(161)	(347)	(761)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(67)	(46)	(161)	(335)
Proceeds on disposals of plant and equipment	19	50	41	406
(Increase) decrease in restricted cash and cash equivalents	53	189	200	(231)
Increase in long-term receivables	(1)	(22)	(13)	(271)
Decrease in long-term receivables	5	49	212	302
Acquisitions of investments and businesses – net of cash acquired	(5)	—	(59)	(29)
Proceeds on sale of investments and businesses	7	25	58	104

Net cash from (used in) investing activities of continuing operations	11	245	278	(54)

Cash flows from (used in) financing activities
Increase (decrease) in notes payable — net	(6)	(19)	(45)	(333)
Proceeds from long-term debt	—	1	—	33
Repayments of long-term debt	(3)	(456)	(270)	(478)
Increase (decrease) in capital leases payable	(1)	(2)	(4)	(10)
Issuance of common shares	1	—	3	863
Issuance of prepaid forward purchase contracts	—	—	—	623

Net cash from (used in) financing activities of continuing operations	(9)	(476)	(316)	698

Effect of foreign exchange rate changes on cash and cash equivalents	79	58	176	74

Net cash from (used in) continuing operations	345	(334)	(209)	(43)
Net cash from (used in) discontinued operations	83	35	412	374

Net increase (decrease) in cash and cash equivalents	428	(299)	203	331

Cash and cash equivalents at beginning of period — net	3,566	4,090	3,791	3,460

Cash and cash equivalents at end of period — net	$3,994	$3,791	$3,994	$3,791

(1)	The unaudited consolidated statements of cash flows for the three months and year ended December 31, 2003 are preliminary and are subject to change. Nortel Networks disclaims any intention or obligation to update or revise such statements of cash flows prior to the filing of its reported results for the year ended December 31, 2003.

NORTEL NETWORKS CORPORATION
Consolidated Results (unaudited)
Supplementary Information
(millions of U.S. dollars)

Revenues

	U.S. GAAP

	Three months ended			Year ended
	December 31,			December 31,

	2003(1)	2002	% Change	2003(1)	2002	% Change

By segment:
Wireless Networks	$1,356	$1,020	33%	$4,295	$4,216	2%
Enterprise Networks	638	651	(2%)	2,375	2,579	(8%)
Wireline Networks	551	506	9%	2,045	2,263	(10%)
Optical Networks	281	344	(18%)	1,091	1,468	(26%)
Other	—	4	(100%)	1	43	(98%)

Total	$2,826	$2,525	12%	$9,807	$10,569	(7%)

	U.S. GAAP

	Three months ended			Year ended
	December 31,			December 31,

	2003(1)	2002	% Change	2003(1)	2002	% Change

By geographic region:(2)
United States	$1,586	$1,256	26%	$5,091	$5,390	(6%)
EMEA(3)	604	635	(5%)	2,371	2,562	(7%)
Canada	195	132	48%	574	655	(12%)
Other	441	502	(12%)	1,771	1,962	(10%)

Total	$2,826	$2,525	12%	$9,807	$10,569	(7%)

Percentage change in revenue by segment and geographic region

	U.S. GAAP

	Q4 2003 vs Q3 2003(1)

	United States	EMEA	Canada	Asia Pacific	CALA(4)	Total

By segment and geographic region:
Wireless Networks	52%	16%	80%	(13%)	26%	35%
Enterprise Networks	11%	12%	31%	(10%)	6%	10%
Wireline Networks	47%	(7%)	70%	14%	29%	26%
Optical Networks	26%	36%	38%	(37%)	80%	16%
Other	0%	0%	0%	0%	0%	0%
Total	38%	11%	56%	(13%)	28%	25%

	U.S. GAAP

	Q4 2003 vs Q4 2002(1)

	United States	EMEA	Canada	Asia Pacific	CALA	Total

By segment and geographic region:
Wireless Networks	53%	2%	167%	(20%)	39%	33%
Enterprise Networks	1%	(8%)	13%	(7%)	(18%)	(2%)
Wireline Networks	9%	(5%)	142%	(2%)	22%	9%
Optical Networks	9%	(10%)	(30%)	(58%)	50%	(18%)
Other	0%	(100%)	0%	0%	0%	(100%)
Total	26%	(5%)	48%	(25%)	27%	12%

	U.S. GAAP

	2003 vs 2002(1)

	United States	EMEA	Canada	Asia Pacific	CALA	Total

By segment and geographic region:
Wireless Networks		2%	11%	(21%)	(8%)	22%	2%
Enterprise Networks		(9%)	(7%)	7%	(6%)	(23%)	(8%)
Wireline Networks		(7%)	(5%)	23%	(11%)	(60%)	(10%)
Optical Networks		(22%)	(38%)	(39%)	(9%)	(12%)	(26%)
Other		(100%)	(100%)	(100%)	0%	100%	(98%)
Total		(6%)	(7%)	(12%)	(8%)	(13%)	(7%)

(1)	These unaudited consolidated results are preliminary and are subject to change. Nortel Networks disclaims any intention or obligation to update or revise these preliminary consolidated results prior to the filing of its reported results for the year ended December 31, 2003.

(2)	Revenues were attributable to geographic regions based on the location of the customer.

(3)	The Europe, Middle East and Africa region.

(4)	The Caribbean and Latin America region.